Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Owners
101 Hudson Street:

We consent to the incorporation by reference in the registration statements (Nos. 333-117047, 333-57194, 333-19101, 33-96542, 333-09081, 333-09875, 333-25475, 33-44433, 333-44441, 333-57103, 333-69029, 333-71133 and 333-80077) on Form S-3 and (Nos. 333-116437, 333-100244, 333-52478, 333-80081, 333-18275, 333-91822, 333-19831, 333-32661 and 333-44443) on Form S-8 of Mack-Cali Realty Corporation of our report dated March 21, 2005, with respect to the statements of revenues and certain expenses of 101 Hudson Street for the year ended December 31, 2004, which report appears in the Form 8-K of Mack-Cali Realty Corporation dated April 29, 2005.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 29, 2005